SUB-ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of February 26, 2016, among ICON Funds (the “Trust”), organized as a Massachusetts business trust with its principal office and place of business at 5299 DTC Boulevard, Suite 1200, Greenwood Village, Colorado, 80111, ICON Advisers, Inc. (“ICON”), a Colorado corporation with its principal place of business at 5299 DTC Boulevard, Suite 1200, Greenwood Village, Colorado 80111, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation with its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end registered management investment company, presently consisting of the series listed in Appendix A hereto (each, a “Fund” and collectively, the “Funds”);

WHEREAS, ICON has been engaged by the Trust on behalf of the Funds to provide management and administration services, including fund governance and oversight which is memorialized in a separate agreement;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Trust desires to appoint ALPS to perform the Fund Accounting services as described in Appendix C hereto and to provide the interactive client services (ALPS Virtual Access) as described in Appendix D hereto (the “Fund Services”) and ICON desires to appoint ALPS to perform the Fund Sub-Administration services as described in Appendix C hereto (the “Sub-Administration Services”), and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	ALPS Appointment and Duties.

(a)	The Trust on behalf of the Funds hereby appoints ALPS to provide Fund Services, and ICON appoints ALPS to provide the Sub-Administration Services, upon the terms and conditions set forth in this Agreement. ALPS hereby accepts such appointments and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust, the Fund or ICON in any way or otherwise be deemed an agent of the Funds or ICON.

(b)	ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder;

provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and neither the Trust nor ICON shall bear any cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event, including, without limitation, liability to the Funds for such performance in accordance with the terms hereof, and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)	In consideration for the Sub-Administration Services described in Appendix C hereto to be performed hereunder by ALPS, ICON as paying agent on behalf of the Trust, shall pay ALPS the fees listed for Sub-Administration Services in Appendix B hereto. In consideration for the Fund Services to be performed hereunder by ALPS, the Trust on behalf of the Funds shall pay ALPS the fees listed for Fund Services in Appendix B hereto, plus any Out-of-Pocket expenses. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust or ICON and such fees are subject to renegotiation between the parties hereto to the extent such information is determined to be materially different from what the Trust or ICON originally provided to ALPS. During each year of the term of this Agreement, unless the parties shall otherwise agree, the fee that would be charged for the Fund Services and the Sub-Administration Services would be the respective base fee rate (as reflected in Appendix B) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)	ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Trust (or ICON as paying agent for the Trust) or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)	Advice of the Trust and Fund Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Funds’ investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing at its own expense (who may be counsel for the Trust, the Funds’ investment adviser or ALPS, at the option of ALPS).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any Fund service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise prudence, caution, loyalty and reasonable care and diligence in the performance of its duties under this Agreement similar to that of a reasonable agent acting in a similar capacity.

(b)	In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust and ICON agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by an officer of the Trust or an officer of the Funds’ investment adviser, custodian or other service providers;

(ii)	mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)	losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information from the Trust or ICON or their officers, agents or affiliates that ALPS reasonably believes to be genuine;

(v)	any other action or omission to act in accordance with industry standards which ALPS reasonably takes in connection with the provision of services to the Trust on behalf of the Funds and to ICON.

(c)	ALPS shall indemnify and hold harmless the Trust and ICON and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement or in violating the industry’s standard of care in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, no party shall be liable under this Agreement to another party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim. The Trust and ICON acknowledge and agree that ALPS’ cumulative liability during any term of this Agreement arising directly or indirectly from ALPS’ negligence in the performance of its duties, obligations or responsibilities set forth in this Agreement or in violating the industry’s standard of care in the performance of its duties, obligations or responsibilities set forth in this Agreement, whether in contract, in tort or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Trust and ICON as fees and charges, but not including reimbursable expenses, during the one (1) year preceding the event giving rise to ALPS’ liability.

5.

Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust and ICON recognize that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include

ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.	Accounts and Records. The accounts and records maintained by ALPS on behalf of (i) the Funds shall be the property of the Trust; and (ii) ICON shall be the property of ICON. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations in a standard industry wide format. ALPS shall surrender such accounts and records to the Trust or ICON, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust or ICON. The Trust and ICON shall have access to their respective accounts and records at all times during ALPS’ normal business hours. Upon the request of the Trust or ICON, copies of any such books and records shall be provided by ALPS to the Trust or ICON at the Trust’s or ICON’s expense. ALPS shall assist the Trust and ICON, the Funds’ independent auditors, or, upon approval of the Trust or ICON, any regulatory body, in any requested review of the Funds’ or ICON’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.	Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Funds or ICON and their current and former shareholders and other information germane thereto, as confidential and as proprietary information of a Fund or ICON, respectively, and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust or ICON, respectively. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust or ICON, respectively. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds and their current and former shareholders or ICON.

8.

Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Funds or ICON hereunder shall cause the Funds or ICON to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust on behalf of the Funds or ICON of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust or the Funds. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust and ICON a certification to such effect no less than annually or as otherwise reasonably requested by the Trust or ICON. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust or ICON.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s Registration Statement (prospectus and statement of additional information, as applicable); and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) as required daily and otherwise the responsibility of the Funds’ investment adviser. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Funds’ Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted are mutually agreed to between ALPS and the Trust and ICON. ALPS will report violations, if any, to the Trust and the Funds’ Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Trust and ICON agree and acknowledge that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Trust or the Funds’ investment adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Funds’ investment adviser with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust and ICON that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)	The execution, delivery and performance of this Agreement by ALPS (i) does not breach, violate or cause a default under any agreement, contract or instrument to which ALPS is a party or any judgment, order or decree to which the ALPS is subject; (b) has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, ICON and the Trust, this Agreement will be a valid and binding obligation of ALPS.

(f)	It has all systems and personnel necessary to carry out the terms of the agreement.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of the state of Massachusetts and is registered with the SEC as an open-end registered investment company.

(b)	It is empowered under applicable laws and by its Master Trust Agreement and By-laws to enter into this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)	The execution, delivery and performance of this Agreement by Trust (i) does not breach, violate or cause a default under any agreement, contract or instrument to which Trust is a party or any judgment, order or decree to which the Trust is subject; (b) has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, ICON and the Trust, this Agreement will be a valid and binding obligation of the Trust on behalf of the Funds.

(e)	That it has delegated its obligation for payment of the fees for the fund administration services to ICON under a separate agreement. The Trust agrees that it remains responsible for payment of the fees for Fund Services and Out-of-Pocket expenses as described in Appendix B here.

11.	Representations and Warranties of ICON. ICON represents and warrants to the Trust and ALPS that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the state of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	That it has the requisite authority to act as the Trust’s administrator under a separate agreement.

(e)	The execution, delivery and performance of this Agreement by ICON (i) does not breach, violate or cause a default under any agreement, contract or instrument to which ICON is a party or any judgment, order or decree to which ICON is subject; (b) has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS, ICON and the Trust, this Agreement will be a valid and binding obligation of ICON.

12.	Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Master Trust Agreement and the Funds’ advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.	Consultation Among the Parties. ALPS, the Trust and ICON shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14.	Liaison with Accountants. ALPS shall act as a liaison with the Funds’ independent public accountants and shall provide documents, electronic or otherwise, and assistance necessary for the Funds’ independent public accountants to do the audit, including but not limited to, account analysis, fiscal year summaries and other audit-related schedules with respect to the services provided to the Funds. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Funds.

15.	Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Funds, take commercially reasonable steps to minimize service interruptions.

16.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust or ICON may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 16, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)	in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)

financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, ALPS may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 16, “cause” shall mean:

(i)	to the extent the Trust or ICON makes any modifications to its registration statement or adopts any policies which materially affect ALPS’ ability to perform its obligations or responsibilities under this Agreement.

(e)	Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Funds hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(f)	Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.

17.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust on behalf of the Funds or by ICON without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust on behalf of the Funds and ICON.

18.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

19.

Names. The obligations of the Funds entered into in the name or on behalf thereof by any director, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Funds personally, but bind only the property of those Funds listed on Appendix A, and all persons dealing with a Fund must look solely to the property of a particular Fund for the enforcement of any claims against such Fund and not the property of any other Fund or the Trust generally. It is expressly acknowledged and agreed that the obligations of any Fund hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust or any other Fund personally, as provided in the Trust’s Trust Agreement, but shall bind only the property of the relevant Fund.

20.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

21.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850

To the Trust:

ICON Funds

5299 DTC Boulevard, Suite 1200

Greenwood Village, Colorado 80111

Attn: General Counsel and Treasurer

Fax: (303) 328-9201

To ICON:

ICON Advisers, Inc.

5299 DTC Boulevard, Suite 1200

Greenwood Village, Colorado 80111

Attn: Chief Financial Officer

Fax: (303) 328-9201

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ICON FUNDS

By:	/s/ Carrie Schoffman
Name:	Carrie Schoffman
Title:	Treasurer

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

ICON ADVISERS, INC.

By:	/s/ Donald Salcito
Name:	Donald Salcito
Title:	EVP

APPENDIX A

LIST OF FUNDS

ICON Bond Fund

ICON Consumer Discretionary Fund

ICON Consumer Staples Fund

ICON Emerging Markets Fund

ICON Energy Fund

ICON Equity Income Fund

ICON Financial Fund

ICON Fund

ICON Healthcare Fund

ICON Industrials Fund

ICON Information Technology Fund

ICON International Equity Fund

ICON Long/Short Fund

ICON Natural Resources Fund (formerly, the ICON Materials Fund)

ICON Opportunities Fund

ICON Risk-Managed Balanced Fund

ICON Utilities Fund

APPENDIX B

COMPENSATION

1.	Fund Services

The Trust on behalf of the Funds for Fund Services shall pay ALPS the greater of $396,000 annual minimum for the Funds listed on Appendix A hereto or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $1 billion	2.64
$1 billion - $3 billion	1.76
Above $3 billion	0.66

2.	Sub-Administration Services

ICON for Sub-Administration Services shall pay ALPS the greater of $504,000 annual minimum for the Funds listed on Appendix A hereto or the following basis point fee schedule:

Annual Net Assets	Basis Points
Between $0 - $1 billion	3.36
$1 billion - $3 billion	2.24
Above $3 billion	0.84

Out-of-Pocket Expenses:

All out-of-pocket expenses will be passed through to the Trust at cost, including but not limited to: third-party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees, SSAE 16 control review reports, travel expenses to Board meetings and on-site reviews, printing, filing and mailing fees, customized programming/enhancements, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement with the Trust and ICON on behalf of the Funds.

APPENDIX C

SERVICES

Fund Sub-Administration

•	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing

•	Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2

•	Coordinate and file Form N-PX

•	Host annual audits

•	Provide daily investment restriction compliance monitoring support and reporting

•	Calculate monthly SEC standardized total return performance figures

•	Prepare required reports for quarterly Board meetings

•	Monitor expense ratios

•	Maintain budget vs. actual expenses

•	Manage fund invoice approval and bill payment process

•	Assist with placement of Fidelity Bond and E&O insurance

•	Coordinate reporting to outside agencies including Morningstar, etc.

•	Provide financial information for the Registration Statements

•	Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*

•	Calculate tax disclosure information (ROCSOP) for the audited financial statements

•	Prepare and coordinate filing of income and excise tax returns*

•	Monitor on a quarterly basis each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

•	Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

•	Calculate year-end tax characterization for distributions paid during the calendar year

Fund Accounting

•	Calculate daily NAVs

•	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Reconcile cash and investment balances with the custodian

•	Support preparation of financial statements

•	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act

•	Obtain security valuations from appropriate sources consistent with the Funds pricing and valuation policies

*

The Funds’ independent auditors provide review and sign-off on excise distributions and income and excise tax returns. ALPS shall not analyze or investigate information or returns for foreign tax filings. In the event the independent auditors require ALPS to perform a foreign capital gain analysis, ALPS reserves the right to charge the Funds for the foreign capital gain analysis, subject to agreement by ALPS and Fund management. State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Funds.
**	Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security. The ultimate determination of the classification of securities will be the responsibility of Fund management or ALPS will use Ernst & Young LLP passive foreign investment company analyzer service, or similar entity, as an out of pocket fee.

APPENDIX D

ALPS VIRTUAL ACCESS

1.	ALPS Virtual Access. The Trust has requested, and ALPS will provide, access to ALPS Virtual Access (“AVA”), an ALPS’ proprietary web-based platform that provides access to information and data maintained on behalf of the Trust and maintains a complete audit trail of all activity on the site. Through AVA, the Trust may have, based on the third-party services offered under separate contract: (i) access to AdLit, which permits the Trust to submit sales/marketing pieces for review by ALPS’ compliance and tracks the progress of the review; (ii) links to ALPS Virtual Policies (AVP), which provides the Trust with access to ALPS’ policies and procedures and also provides the Trust with regulatory updates; and (iii) secure access to transfer agency reports.

2.	ALPS’ Responsibilities. In connection with its performance of AVA, ALPS shall:

(a)	provide technical support for AVA, including: testing, quality control review, generation and storage information;

(b)	periodically review the list of users with access to the Trust’s information and make the list available to the Trust for review; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Trust.

3.	Trust Responsibilities. In connection with its use of AVA, the Trust, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the AVA site;

(b)	review, approve and provide users for access to the AVA site, including any limitations to access based on function;

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Trust’s information;

(d)	provide ALPS with a contact for receipt of enhancement and maintenance notices;

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(f)	provide written guidance for any custom graphic design or programmatic modifications.

4.	Options Selection. AVA options are dependent of the services agreements in place with ALPS. Access will be granted to any service area that is both available to and selected by the Trust.